EXHIBIT 4.1

                       THE CALYPTE BIOMEDICAL CORPORATION
                               2004 INCENTIVE PLAN
                    AMENDED AND RESTATED AS OF MARCH 7, 2005

                                    ARTICLE I

                                     GENERAL

1.1 Purpose.

         The purpose of the Calypte Biomedical Corporation 2004 Incentive Plan is to attract, retain and motivate officers, employees (including prospective employees), consultants and others who may perform services for the Company or an Affiliate, to compensate them for their contributions to the long-term growth and profits of the Company or an Affiliate, and to encourage them to acquire a proprietary interest in the success of the Company or an Affiliate.

1.2 Definitions of Certain Terms.

         1.2.1 "Affiliate" means a corporation which, for purposes of Section 424 of the Code, is a Parent or Subsidiary of the Company, director or indirect.

         1.2.2 "Award" means an award made pursuant to the Plan.

         1.2.3 "Award Agreement" means the written document by which each Award is evidenced.

         1.2.4 "Board" means the Board of Directors of Calypte.

         1.2.5 "Calypte" means Calypte Biomedical Corporation, a Delaware corporation, and any successor thereto.

         1.2.6 "Cause" means the causes set forth in any written employment or services agreement between the Company and the grantee or an Affiliate and the grantee, if any, or, in the absence of such an agreement, means any of the following acts or circumstances: (i) willful destruction by the grantee of Company or Affiliate property having a material value to the Company or an Affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the grantee against the Company or an Affiliate; (iii) the Participant's conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) the grantee's breach, neglect, refusal or failure to discharge, in each case in any material respect, his or her duties (other than due to Disability) commensurate with his or her title and function or failure to comply with the lawful directions of the Board; or (v) a willful and knowing material misrepresentation by the grantee to the Board.

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         1.2.7 "Certificate" means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock of Calypte.

         1.2.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

         1.2.9 "Committee" means the Compensation Committee of the Board or any successor thereto or such other committee or subcommittee designated by the Board to administer the Plan in accordance with Section 1.3.

         1.2.10 "Common Stock" means common stock of Calypte, par value $0.03 per share.

         1.2.11 "Company" means Calypte.

         1.2.12 "Disability" means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan, a disability within the meaning of
   Section 22(e)(3) of the Code.

         1.2.13 "Employment" means a grantee's performance of services for the Company or an Affiliate, as determined by the Committee. The terms "employ" and "employed" shall have their correlative meanings.

         1.2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

         1.2.15 "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            1.2.15.1 If the Common Stock is listed on any established stock exchange, the NASDAQ System or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in the Wall Street Journal or any other source the Committee considers reliable.

            1.2.15.2 If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee, such determination by the Committee to be final, conclusive and binding.

         1.2.16 "Grant Notice" means the written notice evidencing certain terms and conditions of an Award. The Grant Notice is part of the Award Agreement.

         1.2.17 "Incentive Award" means any Award granted contingently on the achievement of Performance Goals during Performance Periods, expressed in U.S. currency or Common Stock or any combination thereof, intended to qualify as performance-based compensation pursuant to Section 162(m) of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

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         1.2.18 "Incentive Stock Option" means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

         1.2.19 "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

         1.2.20 "Option" means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

         1.2.21 "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         1.2.22 "Performance Goals" means objectives for the Company, an Affiliate or any individual grantee established by the Committee with respect to Incentive Awards contingently granted under the Plan. The Performance Goals shall be based on one or more of the following criteria: earnings (either in the aggregate or on a per-share basis), total shareholder return, return on equity, return on capital, net income, cash flow, operating income or profit, gross revenues, economic value added, or strategic business criteria. The levels of performance required with respect to Performance Goals may be expressed in absolute or relative levels.

         1.2.23 "Performance Period" means a set time period during which Performance Goals must be met.

         1.2.24 "Plan" means the Calypte Biomedical Corporation 2004 Incentive Plan, as described herein and as hereafter amended from time to time.

         1.2.25 "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

         1.2.26 "Termination of Employment" occurs on the first day on which a grantee is for any reason no longer providing services to the Company or an Affiliate in the capacity of an employee, officer or consultant.

1.3      Administration.

         1.3.1 Subject to Section 1.3.4, the Plan shall be administered by the Board or the Committee, whose members shall serve at the pleasure of the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Awards to persons subject to Section 16 of the Exchange Act may be taken by the Board or the Committee composed of two or more members, each of whom is a "non-employee director" within the meaning of Exchange Act Rule 16b-3. To the extent required for compensation realized from Awards under the Plan to be deductible by Calypte pursuant to Section 162(m) of the Code, such Awards may be granted by the Committee composed of two or more members, each of whom is an "outside director" within the meaning of Code Section 162(m).

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         1.3.2 Subject to Section 3.2, the Committee shall have complete control over the administration of the Plan and shall have the authority in its discretion to (a) exercise all of the powers granted to it under the Plan,
   (b) construe, interpret and implement the Plan and any Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law, (g) amend any outstanding
   Award Agreement in any respect, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee's circumstances (e.g., a change to part-time employment status), and (h) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common
   Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee, (3) loans (whether or not secured by Common Stock) may be extended by the Company or an Affiliate with respect to any Awards and (4) Awards may be settled by Calypte, any of its Affiliates or any of its or their designees.

         1.3.3 Actions of the Committee may be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

         1.3.4 No member of the Board or the Committee or any employee of the Company or of an Affiliate shall be liable for any action or determination made in good faith with respect to the Plan or any Award thereunder. Each such person shall be indemnified and held harmless by Calypte against and from any loss, cost, liability, or expense that may be imposed upon or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure act under the Plan or any Award Agreement and against and from any and all amounts paid by such person, with Calypte's approval, in settlement thereof, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided that Calypte shall have the right, at its own expense, to assume and defend the same. The foregoing right of indemnification shall not be available to a person to the extent that a final judgment or other final adjudication binding upon such person establishes that the acts or omissions of such person giving rise to the indemnification claim resulted from such person's bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Calypte's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that Calypte may have to indemnify such persons or hold them harmless.

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1.4      Persons Eligible for Awards.

         Awards under the Plan may be made to such officers, employees (including prospective employees), consultants and other individuals who may perform services for the Company or for an Affiliate, as the Committee may select.

1.5      Termination of Employment.

         1.5.1 The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of
   Section 3.1, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a Termination of Employment. Except as otherwise determined by the Committee, all Options that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Employment shall be forfeited.

         1.5.2 Awards granted under the Plan shall not be affected by any change of employment or other service within or among the Company and any Affiliates so long as the grantee continues to be an employee or consultant of the Company or any Affiliate, provided, however, if a grantee's employment by either the Company or an Affiliate should cease (other than to become an employee of an Affiliate or the Company), such termination shall affect the grantee's rights under any Award granted to such grantee in accordance with the terms of the Plan and the applicable Award Agreement.

         1.5.3 Termination for Cause. If a grantee's Employment is terminated for Cause, then all Options and other Awards that remain subject to a risk of forfeiture or which are not otherwise vested held by such grantee shall immediately be terminated and cancelled upon Termination of Employment.

         1.5.4 Death, Disability, Termination without Cause. Except as otherwise provided in the applicable Award Agreement, upon the grantee's death, Disability or Termination of Employment for any reason other than for Cause, the grantee:

            1.5.4.1 shall forfeit all Awards that have not previously vested or remain subject to a risk of forfeiture;

            1.5.4.2 shall have thirty (30) days to exercise the grantee's Awards that are vested on the Termination of Employment if such termination is for any reason other than the grantee's Disability or death; and

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            1.5.4.3 shall have one (1) year to exercise the grantee's Awards that are vested on the date of Disability or death if the grantee's Termination of Employment is due to the grantee's Disability or death.

         1.5.5 Termination after Change in Control. Except as otherwise provided by the Committee or in the applicable Award Agreement, if any grantee's Employment is terminated by the Company or an Affiliate for any reason other than for Cause within six (6) months after a "change in control" as defined in Section 3.8, then all unvested Awards and other Awards remaining subject to a risk of forfeiture held by such grantee shall become fully vested for exercise upon the Termination of Employment.

         1.5.6 Any Awards not exercised within the permissible period of time shall be forfeited by the grantee. Notwithstanding any of the foregoing, the grantee shall not be permitted to exercise any Option at a time beyond the initial option term.

1.6      Types of Awards Under Plan.

         Awards may be made under the Plan in the form of (a) Options, (b) stock appreciation rights, (c) dividend equivalent rights, (d) restricted stock,
   (e) restricted stock units, (f) other equity-based or equity-related Awards which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company or an Affiliate, and (g) Incentive Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by Calypte in connection with a transaction to which
   Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

1.7      Shares Available for Awards.

         1.7.1 Total shares available. Subject to adjustment pursuant to Section 1.7.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall be 47,000,000. If, after the effective date of the Plan, any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee's income tax or other withholding obligations, or shares of Common Stock owned by a grantee are tendered to pay the exercise price of any Award granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available for transfer pursuant to Awards granted or to be granted under this Plan.

         1.7.2 Any shares of Common Stock (a) delivered by Calypte, (b) with respect to which Awards are made by Calypte and (c) with respect to which Calypte becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in Calypte's treasury or otherwise acquired for the purposes of the Plan.

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         1.7.3 Adjustments. The Committee shall have the authority (but shall not be required) to adjust the number of shares of Common Stock authorized pursuant to Section 1.7.1 and to adjust equitably (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spinoff, splitup, combination or reclassification of the Common Stock, or any other event the Committee determines in its sole discretion affects the capitalization of Calypte., including any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 1.7, the number of shares of Common Stock subject to each outstanding Award shall be rounded to the nearest whole number.

         1.7.4 Except as provided under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

         1.7.5 There shall be no limit on the amount of cash, securities or other property that may be delivered pursuant to any Award.

                                   ARTICLE II

                              AWARDS UNDER THE PLAN

2.1      Agreements Evidencing Awards.

         Each Award granted under the Plan shall be evidenced by a written document which shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company or an Affiliate. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

 2.2     No Rights as a Stockholder.

         No grantee of an Award shall have any of the rights of a stockholder of Calypte with respect to shares subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.7.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is prior to the date such shares are delivered.

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2.3      Grant of Options.

         The Committee may grant Options to purchase shares of Common Stock from Calypte, in such amounts and subject to such terms and conditions as the Committee may determine. The price of an Option under this Plan shall be determined in the sole discretion of the Committee; provided, however, if the Committee designates an Option as an Incentive Stock Option, then such Option shall be granted only to an employee of the Company or an Affiliate, shall have a per share price not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or an Affiliate (a "10% Owner"), have a per share price not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant, and shall be for a period of not more than 10 years (five years if the Grantee is a 10% Owner) from the date of grant. Notwithstanding designation as an Incentive Stock Option, if the shares of Common Stock subject to a grantee's Incentive Stock Options (granted under all plans of the Company or an Affiliate), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for the excess will be treated as Nonqualified Stock Options. Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the shares of Common Stock will be determined as of the date of grant.

2.4      Stock Appreciation Rights.

         The Committee may grant Stock Appreciation Rights in conjunction with all or part of an Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the date of grant of such Option. In the case of an Incentive Stock Option, such rights may be granted only at the date of grant of such Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option. In either case, the terms and conditions of a Stock Appreciation Right shall be set forth in the Award Agreement for the related Option or an amendment thereto. Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate. Upon exercise of a Stock Appreciation Right, a grantee shall be entitled to receive an amount equal to the product of (a) the excess of the Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Option times (b) the number of shares in respect of which the Stock Appreciation Right shall have been exercised, in cash, shares of Common Stock or both, with the Committee having the right to determine the form of payment.

2.5      Exercise of Options and Stock Appreciation Rights.

         2.5.1 Any acceptance by the Committee of a grantee's written notice of exercise of an Option shall be conditioned upon payment for the shares being purchased. Such payment may be made in cash or by such other method as the Committee may from time to time prescribe.

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         2.5.2 After receiving payment from the grantee of the full Option exercise price, or after receiving notice from the grantee of the exercise of a stock appreciation right for which payment will be made by Calypte partly or entirely in shares of Common Stock, Calypte shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock.

2.6      Grant of Dividend Equivalent Rights.

         The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Calypte until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.7      Grant of Restricted Stock.

         The Committee may grant or offer for sale restricted shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall determine, including restrictions based upon the achievement of Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals; provided, that such restrictions may lapse, if so determined by the Committee, in the event of the Grantee's Termination of Employment due to death, Disability or Termination of Employment by the Company or an Affiliate without Cause. Upon the delivery of restricted shares of Common Stock, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares of Common Stock, such Certificate may be registered in the name of the grantee but shall be held by Calypte or its designated agent until the time the restrictions lapse.

2.8      Grant of Restricted Stock Units.

         The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Calypte until delivery of shares of Common Stock or cash is made as specified in the applicable Award Agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited shall receive one share of Common Stock or cash equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

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2.9      Grant of Other Stock-Based Awards.

         The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.10     Grant of Incentive Awards.

         The Committee may grant Incentive Awards in such amounts and subject to the achievement of Performance Goals during Performance Periods and other terms and conditions as the Committee shall determine. Incentive Awards shall be granted and administered to comply with the requirements of Section 162(m) of the Code. After the applicable Performance Period has ended, the grantee shall be entitled to payment based on the level of achievement of the Performance Goals set by the Committee. The Committee shall certify the achievement of the Performance Goals in writing before the Incentive Award is settled. At the discretion of the Committee, the settlement of Incentive Awards may be in cash, shares of Common Stock, or in some combination thereof, as set forth in the Award Agreement. If a grantee is promoted or demoted during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.

2.11     Tax Offset Bonuses.

         At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the grantee receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the grantee, for the purpose of assisting the grantee to pay the resulting taxes, all as determined by the Committee, and on such other terms and conditions as the Committee shall determine.

                                   ARTICLE III

                                  MISCELLANEOUS

3.1      Date of Adoption and Term of Plan.

         The Plan was originally adopted by the Board on March 2, 2004, and made effective as of June 22, 2004. Unless sooner terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the effective date of the Plan. The Board reserves the right to terminate the Plan at any time; provided, however, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

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3.2      Amendment of the Plan.

         3.2.1 The Board may from time to time alter, suspend, discontinue, revise, amend or terminate the Plan in any respect whatsoever, provided, that no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the grantee of such Award, except as otherwise specifically permitted in the Plan or such Award Agreement.

         3.2.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation or stock exchange requirement.

3.3      Tax Withholding.

         3.3.1 As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of Calypte or any of its subsidiaries or affiliates relating to an Award (including, without limitation, FICA tax), (a) Calypte may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to Calypte or any of its subsidiaries or affiliates (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of Calypte to satisfy such withholding obligation.

         3.3.2 If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable Award Agreement provides otherwise, at the discretion of the Committee, the grantee may satisfy the withholding obligation described under Section 3.3.1 by electing to have Calypte withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and Calypte may cause any fractional share amount to be settled in cash).

3.4      Required Consents and Legends.

         3.4.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a "plan action"), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

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

         3.4.2 The term "consent" as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States,
   (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require Calypte to list, register or qualify the shares of Common Stock on any securities exchange.

3.5      Nonassignability.

         Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) (each such action being hereinafter referred to as an "assignment"), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative. Notwithstanding the immediately preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. Any assignment in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.

3.6 Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision.

         No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the grantee makes the election, the grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

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

3.7      Requirement of Notification Upon Disqualifying Disposition Under
         Section 421(b) of the Code.

         If any grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such grantee shall notify Calypte of such disposition within 10 days thereof.

3.8      Change in Control.

         3.8.1 The Committee may provide in any Award Agreement for provisions relating to a "change in control" of Calypte (as such term is defined by the Committee in any such Award Agreement), including, without limitation, the acceleration or extension of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards.

         3.8.2 Unless otherwise provided in the applicable Award Agreement, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of Calypte with or into any other entity ("successor entity") or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of Calypte, or all or substantially all of the assets of Calypte, outstanding Awards may be assumed or an equivalent Award may be substituted by such successor entity or a Parent or Subsidiary of such successor entity.

3.9      Right of Discharge Reserved.

         Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or an Affiliate or affect any right which the Company or an Affiliate may have to terminate such Employment.

3.10     Nature of Payments.

         3.10.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company or an Affiliate by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee.

         3.10.2 All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or an Affiliate or under any agreement with the grantee, unless the Company or an Affiliate specifically provides otherwise.

3.11     Non-Uniform Determinations.

         The Committee's determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a grantee's Employment has been terminated for purposes of the Plan.

3.12     Other Payments or Awards.

         Nothing contained in the Plan shall be deemed in any way to limit or restrict Calypte from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.13     Plan Headings.

         The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.14     Governing Law.

         ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.15     Severability; Entire Agreement.

         If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.16     Waiver of Claims.

         Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, Calypte, or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.17     No Third Party Beneficiaries.

         Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.18     Successors and Assigns of Calypte.

         The terms of this Plan shall be binding upon and inure to the benefit of Calypte and its successors and assigns.

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